SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 15, 2001

PLUM CREEK TIMBER COMPANY, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	1-10239	91-1443693
(State of Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification No.)

999 Third Avenue, Seattle, Washington 98104-4096
(Address of Principal Executive Offices) (Zip Code)

(206) 467-3600
Registrant's Telephone Number, including area code

Item 5.                        Other Events.

            Attached hereto as Exhibit 99.1 is a press release issued by Plum Creek Timber Company, Inc. on August 15, 2001 which press release is hereby incorporated herein by this reference.

Item 7.                         Financial Statements, Pro Forma Financial Information and Exhibits.

Exhibits

       99.1           Press release issued by Plum Creek Timber Company, Inc. on August 15, 2001.

SIGNATURES

                        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLUM CREEK TIMBER COMPANY, INC.

By: /s/ James A. Kraft

DATED:  August 15, 2001

PLUM CREEK TIMBER COMPANY, INC.

Exhibit Index to Form 8-K

Exhibit No.

99.1     Press release issued by Plum Creek Timber Company, Inc. on August 15, 2001.

Exhibit 99.1

[PLUM CREEK LOGO]

SHAREHOLDERS OF PLUM CREEK AND GEORGIA-PACIFIC APPROVE TIMBERLANDS MERGER

Merger Will Make Plum Creek Nation's Largest Pure Timber Company

SEATTLE, WA- August 15, 2001 - The shareholders of Plum Creek Timber Company, Inc. (NYSE: PCL) and The Timber Company (NYSE: TGP) today approved the merger of the two companies. The Timber Company is a separate operating group of Georgia-Pacific Corporation (NYSE: GP). The merger is expected to be effective on October 1, 2001.

The transaction is valued at approximately $4.0 billion, based on Plum Creek's closing stock price of $29.99 on August 14, and includes an estimated $715 million of The Timber Company debt that Plum Creek will re-finance at closing.

Addressing Plum Creek's shareholders, President and CEO Rick R. Holley said, "Timber is a renewable resource - and a unique and valuable asset. This merger will make Plum Creek the largest pure timber company in the U. S., with over 7.8 million acres in 19 states. For investors, the new company will offer a highly advantageous way to own a well-managed and diversified portfolio of timber and lands."

"Plum Creek will own timber in every growing region of the United States," added Holley, "including substantial holdings in the South, where faster growth rates and strong long-term supply/demand dynamics make owning timberlands particularly attractive. In addition, the merger will allow for both short- and long-term increases in the company's sustainable harvest rates, while the land base will offer diverse opportunities for value creation and growth."

"The combined company will have the people and resources to maximize the value of our assets," Holley continued. "Our combined expertise in intensive forest management, fiber merchandising, land management, environmental management, and marketing should provide immediate synergies."

Addressing Timber Company shareholders, A. D. "Pete" Correll, Chairman and Chief Executive Officer of Georgia-Pacific said, "Our creation of The Timber Company in December 1997 resulted in a company that was focused on deriving the greatest value from our timberlands ... a company that generated consistent, reliable earnings for its shareholders for 14 consecutive quarters and an outstanding total return over its history. This merger will provide the right structure to grow these two companies even further in the future, with shareholders receiving the benefits of investing in a literally coast-to-coast manager of diversified timber and land assets when they operate together as Plum Creek."

Each outstanding share of Timber Company common stock will be redeemed by Georgia-Pacific on September 28, 2001 for a "unit" consisting of one outstanding share of common stock of each of the six Georgia-Pacific subsidiaries which collectively hold the asset and liabilities attributable to The Timber Company. No action on the part of any Timber Company shareholder will be necessary to effect the redemption. When the merger becomes effective, Timber Company shareholders will be entitled to receive 1.37 shares of Plum Creek common stock for each unit they receive in the redemption. Details and procedures for surrendering Timber Company stock certificates in order to receive Plum Creek shares will be mailed directly to Timber Company shareholders after the merger closes.

Plum Creek, a real estate investment trust, is one of the largest land owners in the nation, with timberlands in the Northwest, Southern, and Northeast regions of the United States and nine wood product mills in the Northwest.

Headquartered at Atlanta, The Timber Company is a separate operating group of Georgia-Pacific (NYSE: GP) and its performance is reflected in one of the corporation's two common stocks. The Timber Company manages 4.7 million acres of timberland in the United States and sells timber and wood fiber to industrial wood users.

Contact:

Emilio Ruocco	Greg Guest
Director, Investor Relations	Director, External
Plum Creek Timber Co.	Communications
(206) 467-3618 or 1-800-858-5347	Georgia-Pacific Corp.
(404) 652-4739

Bob Jirsa	Rich Good
Director, Corporate and	Director, Investor Relations
Environmental Affairs	Georgia-Pacific Corp.
Plum Creek Timber Co.	(404) 652-4720
(206) 467-3626	www.gp.com
www.plumcreek.com